Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Form S-3 Registration Statement (File No. 33-46033), as amended, the Form S-3 Registration Statement (File No. 333-90657), and the Form S-3 Registration Statement and Post-Effective Amendment No. 1 to Form S-3 (File No. 333-48494), of our report dated February 27, 2004, relating to the consolidated financial statements of United Air Lines Inc. as of and for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company's reorganization under Chapter 11 and (ii) the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of United Air Lines, Inc. for the year ended December 31, 2003.

Deloitte & Touche LLP
Chicago, Illinois
February 27, 2004